Exhibit 99.(h)(3)

Amendment No. 2 to the Wholesale Marketing Agreement

This Amendment No. 2 (this “Amendment”), dated as of December 4, 2018 (the “Effective Date”), to the Wholesale Marketing Agreement is entered into by and between S2K Financial LLC, a Delaware limited liability company (“S2K”), and ALPS Distributors, Inc., a Colorado corporation (the “Distributor”).

WHEREAS, S2K and the Distributor entered into a Wholesale Marketing Agreement dated as of August 24, 2018, as may be amended from time to time (the “Agreement”), in connection with the marketing and sale of shares of the funds set forth in Exhibit A to the Agreement; and

WHEREAS, S2K and the Distributor wish to amend the provisions of the Agreement as set forth herein, effective as of the Effective Date.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.          The parties hereto agree to delete the current Exhibit A to the Agreement in its entirety and replace it with a new Exhibit A attached hereto.

2.          Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

S2K FINANCIAL LLC	ALPS DISTRIBUTORS, INC.

By:	By:
Name:	Name: Steven B. Price
Title:	Title: SVP & Director of
Distribution Services

EXHIBIT A

FUNDS

CC Real Estate Income Fund

CC Real Estate Income Fund-C

CC Real Estate Income Fund-T

CC Real Estate Income Fund-T2

CC Real Estate Income Fund-ADV